EXHIBIT 99.1

The Chemours Company Reports Strong Second Quarter 2017 Results and

Increases Full-Year 2017 Outlook

Second Quarter 2017 Highlights

•	Net Sales of $1.6 billion, up 15%
•	Net Income of $161 million, up $179 million with EPS of $0.84, up $0.94 per diluted share
•	Adjusted EBITDA of $361 million, up $174 million, driven by strong year-over-year volume and price improvement in Titanium Technologies and Fluoroproducts

•	Adjusted Net Income of $166 million, up $117 million with Adjusted EPS of $0.87, up $0.60 per diluted share

•	Net leverage[1] down to 2.2 times, well below target of 3 times

Wilmington, Del., August 2, 2017 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, today announced financial results for the second quarter 2017.

Chemours President and CEO Mark Vergnano said, “Our strong financial performance is a clear reflection of the quality of our business segments, the engagement of our employees and the loyalty of our key customers. With two years behind us as a stand-alone company, we are seeing the positive effects of our transformation plan paired with improving end markets. Customer preference for our Ti-Pure™ titanium dioxide delivered another strong quarter for our Titanium Technologies business. Opteon™ refrigerants adoption ramp up remains in full force, leading the double-digit volume growth reported within Fluoroproducts. Overall, these resulted in higher volumes and significant margin improvement year-over-year. We are pleased with the strength of the first half and expect to continue this positive trajectory through 2017.”

Second quarter net sales were $1.6 billion, an increase of 15 percent from $1.4 billion in the prior-year quarter. Volume growth in all three segments drove a 15 percent increase in revenue and higher prices primarily for Ti-Pure™ titanium dioxide added another 7 percent. These results were reduced by 6 percent due to the portfolio effects of divestitures and site closure within Chemical Solutions, and a 1 percent currency headwind during the quarter. Second quarter net income of $161 million, or $0.84 per diluted share, increased $179 million versus a net loss of $18 million, or ($0.10) per diluted share in last year’s second quarter. Adjusted EBITDA for the second quarter 2017 was $361 million, a 93 percent increase compared to $187 million in the second quarter of 2016. This improvement was primarily driven by increased volume and pricing, which were partially reduced by transformation-related costs, higher performance compensation expenses as compared to the prior year, and the impact of the portfolio changes in Chemical Solutions.

Titanium Technologies

In the second quarter, Titanium Technologies segment sales were $729 million, a 22 percent increase versus the prior-year quarter, driven by higher global average selling prices and demand for Ti-Pure™ titanium dioxide. Segment Adjusted EBITDA was $193 million, a 74 percent year-over-year increase. The improved Ti-Pure™ titanium dioxide pricing and volumes were somewhat offset by higher costs primarily related to transformation activities and performance compensation.

1 Defined as gross debt minus cash divided by trailing twelve-month Adjusted EBITDA

EXHIBIT 99.1

Fluoroproducts

In the second quarter, Fluoroproducts segment sales were $710 million, an increase of 24 percent versus the prior-year quarter. Expanded adoption of Opteon™ refrigerants and strong demand for fluoropolymers drove higher volume compared to last year’s second quarter. Price modestly improved in comparison to last year’s second quarter primarily as a result of higher prices of base refrigerants that were partially offset by lower fluoropolymers pricing and customer mix. Segment Adjusted EBITDA was $197 million, an 88 percent increase versus the prior-year quarter, reflecting increased volume partially offset by higher costs related to transformation activities and performance compensation.

Chemical Solutions

Chemical Solutions second quarter 2017 sales were $149 million, a 30 percent decline versus the prior-year quarter, reflecting the impact of portfolio changes. Segment Adjusted EBITDA was $7 million compared to $11 million in the prior-year quarter with the decline primarily related to portfolio changes. Partially offsetting the declines, solid demand for both performance chemicals & intermediates and mining solutions products led to volume increases versus the previous year. In addition, modest price improvements partially offset raw material increases in the quarter.

Corporate and Other

Corporate and Other represented a negative $36 million of Adjusted EBITDA. Expenses in the second quarter of 2017 improved by $4 million versus the prior-year quarter driven by timing of legal costs, partially offset by higher transformation costs.

During the second quarter 2017, the company realized a cash tax rate of approximately 11 percent. The company expects its cash tax rate to be in the mid-teens for the full-year 2017, reflecting the company’s anticipated geographic mix of earnings.

Liquidity

As of June 30, 2017, gross consolidated debt was approximately $4.1 billion. Debt, net of $1.5 billion cash, was approximately $2.5 billion, resulting in a net debt-to-EBITDA ratio of approximately 2.2 times on a trailing twelve-month basis.

During the quarter, Chemours completed an offering of approximately $500 million aggregate principal amount of 5.375% Senior Notes due 2027, with the intention of using the net proceeds of the offering for general corporate purposes, including funding Chemours’ portion of the global settlement of the PFOA multi-district litigation settlement between DuPont and the plaintiffs. The company expects to complete the payment of its portion in August 2017. Following this payment, the company anticipates its net debt-to-EBITDA ratio will remain well below 3 times on a trailing twelve-month basis.

Also during the second quarter of 2017, as previously disclosed, Chemours repriced its existing Term Loan B to lower its interest rate spread. As part of the transaction, Chemours modified its credit agreement to provide a new class of term loans denominated in Euros and U.S. Dollars, in an aggregate principal amount of €400 million and $940 million, respectively.

Cash provided by operating activities for the second quarter of 2017 was $183 million, versus $90 million in second quarter of 2016. Net working capital for the quarter was a use of $83 million of cash, consistent with normal seasonal patterns. Free Cash Flow for the second quarter was $114 million, a $103 million improvement versus the previous-year quarter of $11 million. Improvement in Free Cash Flow was due to higher operating earnings.

EXHIBIT 99.1

In the first half of 2017, cash provided by operating activities was $224 million, versus $126 million in the first half of 2016, which included a $131 million benefit of the prepayment received from DuPont. Excluding the DuPont prepayment, 2017 year-to-date Free Cash Flow of $86 million would represent a $259 million improvement versus the previous-year’s first half.

Outlook

Vergnano commented, “We plan to build on the momentum of the first half and now expect to deliver 2017 Adjusted EBITDA within a range of $1.3 to $1.4 billion given the benefits of our transformation plan initiatives, lower levels of transformation-related costs in the second half, and the strength of our improving key end markets. We expect Free Cash Flow to be approximately breakeven, including the anticipated payment for the PFOA MDL settlement.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast on Thursday, August 3, 2017 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and general industrial manufacturing.  Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees and 26 manufacturing sites serving approximately 4,000 customers in North America, Latin America, Asia-Pacific and Europe.

Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.  For more information please visit chemours.com.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow, which are non-GAAP financial measures. Free Cash Flow is defined as Cash from Operations minus cash used for PP&E purchases. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow to evaluate the company’s performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

EXHIBIT 99.1

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the website at investors.chemours.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. These forward-looking statements address, among other things, our agreement with DuPont relating to the MDL Settlement, the outcome or resolution of any pending or future environmental liabilities, litigation and other legal proceedings or contingencies, anticipated future operating and financial performance, business plans and prospects, transformation plans, cost savings targets, plans to increase profitability and our outlook for Adjusted EBITDA and free cash flow that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond Chemours’ control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include: whether the MDL Settlement becomes effective; the outcome of any pending or future litigation related to PFOA; the performance by DuPont of its obligations under the MDL Settlement; the terms of any final agreement between Chemours and DuPont relating to the MDL Settlement; and other risks, uncertainties and other factors discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT

MEDIA

Alvenia Scarborough

Director, Brand Marketing and Corporate Communications

+1.302.773.4507 media@chemours.com

INVESTORS

Alisha Bellezza

Treasurer and Director of Investor Relations

+1.302.773.2263 investor@chemours.com

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$1,588	$1,383	$3,024	$2,680
Cost of goods sold	1,147	1,116	2,225	2,212
Gross profit	441	267	799	468
Selling, general and administrative expense	157	174	301	307
Research and development expense	21	17	40	40
Restructuring and asset-related charges, net	6	67	18	85
Total expenses	184	258	359	432
Equity in earnings of affiliates	10	4	17	9
Interest expense, net	(55)	(50)	(106)	(106)
Other income (expense), net	13	(4)	48	89
Income (loss) before income taxes	225	(41)	399	28
Provision for (benefit from) income taxes	64	(23)	87	(5)
Net income (loss)	161	(18)	312	33
Less: Net income attributable to non-controlling interests	—	—	1	—
Net income (loss) attributable to Chemours	$161	$(18)	$311	$33
Per share data
Basic earnings (loss) per share of common stock	$0.87	$(0.10)	$1.69	$0.18
Diluted earnings (loss) per share of common stock	$0.84	$(0.10)	$1.64	$0.18
Dividends per share of common stock	$0.03	$0.03	$0.06	$0.06

The Chemours Company

Interim Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,529	$902
Accounts and notes receivable - trade, net	994	807
Inventories	848	767
Prepaid expenses and other	69	77
Total current assets	3,440	2,553
Property, plant and equipment	8,288	7,997
Less: Accumulated depreciation	(5,386)	(5,213)
Property, plant and equipment, net	2,902	2,784
Goodwill and other intangible assets, net	168	170
Investments in affiliates	158	136
Other assets	384	417
Total assets	$7,052	$6,060
Liabilities and equity
Current liabilities:
Accounts payable	$985	$884
Current maturities of long-term debt	14	15
Other accrued liabilities	751	872
Total current liabilities	1,750	1,771
Long-term debt, net	4,056	3,529
Deferred income taxes	159	132
Other liabilities	515	524
Total liabilities	6,480	5,956
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized)	2	2
Additional paid-in capital	820	789
Retained earnings (accumulated deficit)	186	(114)
Accumulated other comprehensive loss	(441)	(577)
Total Chemours stockholders’ equity	567	100
Non-controlling interests	5	4
Total equity	572	104
Total liabilities and equity	$7,052	$6,060

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2017	2016
Operating activities
Net income	$312	$33
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	142	139
Amortization of deferred financing costs and issuance discount	7	11
Gain on sale of assets and businesses	(14)	(88)
Equity in earnings of affiliates	(17)	(9)
Deferred tax provision (benefit)	38	(36)
Asset-related charges	2	63
Other operating charges and credits, net	13	14
(Increase) decrease in operating assets:
Accounts and notes receivable - trade, net	(170)	(92)
Inventories and other operating assets	(43)	85
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(46)	6
Cash provided by operating activities	224	126
Investing activities
Purchases of property, plant and equipment	(138)	(168)
Proceeds from sales of assets and businesses, net	38	150
Foreign exchange contract settlements, net	2	—
Cash used for investing activities	(98)	(18)
Financing activities
Proceeds from issuance of debt, net	494	—
Debt repayments	(20)	(95)
Dividends paid	(11)	(11)
Deferred financing fees	(6)	(2)
Proceeds from exercised stock options	26	—
Cash provided by (used for) financing activities	483	(108)
Effect of exchange rate changes on cash and cash equivalents	18	17
Increase in cash and cash equivalents	627	17
Cash and cash equivalents at beginning of the period	902	366
Cash and cash equivalents at end of the period	$1,529	$383
Non-cash investing activities

Change in property, plant and equipment included in accounts payable	$(5)	$10

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales	Three months ended			Three months ended	Sequential
	June 30,		Increase /	March 31,	Increase /
	2017	2016	(Decrease)	2017	(Decrease)
Titanium Technologies	$729	$596	$133	$646	$83
Fluoroproducts	710	573	137	652	58
Chemical Solutions	149	214	(65)	139	10
Net sales	$1,588	$1,383	$205	$1,437	$151

Segment Adjusted EBITDA	Three months ended			Three months ended	Sequential
	June 30,		Increase /	March 31,	Increase /
	2017	2016	(Decrease)	2017	(Decrease)
Titanium Technologies	$193	$111	$82	$159	$34
Fluoroproducts	197	105	92	155	42
Chemical Solutions	7	11	(4)	12	(5)
Corporate and Other	(36)	(40)	4	(41)	5
Total Adjusted EBITDA	$361	$187	$174	$285	$76

Adjusted EBITDA Margin	23%	14%		20%

Quarterly Change in Net Sales from June 30, 2016
		Percentage	Percentage change due to:
	June 30, 2017 Net Sales	Change vs June 30, 2016	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,588	15%	7%	15%	(1)%	(6)%

Titanium Technologies	$729	22%	15%	8%	(1)%	—%
Fluoroproducts	$710	24%	1%	23%	—%	—%
Chemical Solutions	$149	(30)%	1%	9%	—%	(40)%

Quarterly Change in Net Sales from March 31, 2017
		Percentage	Percentage change due to:
	June 30, 2017 Net Sales	Change vs March 31, 2017	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,588	11%	4%	6%	1%	—%

Titanium Technologies	$729	13%	5%	7%	1%	—%
Fluoroproducts	$710	9%	4%	4%	1%	—%
Chemical Solutions	$149	7%	—%	7%	—%	—%

The Chemours Company

Reconciliations of Non-GAAP Information (Unaudited)

GAAP Net Income (Loss) to Adjusted Net Income and Adjusted EBITDA Tabular Reconciliations

(Dollars in millions, except per share amounts)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016
Net income (loss) attributable to Chemours	$161	$(18)	$150	$311	$33
Non-operating pension and other post-retirement employee benefit income	(10)	(7)	(8)	(18)	(14)
Exchange (gains) losses	(2)	14	(5)	(7)	20
Restructuring charges	6	9	12	18	27
Asset-related charges	2	63	—	2	63
Loss (gain) on sale of assets or businesses	2	1	(16)	(14)	(88)
Transaction costs[1]	2	12	—	2	15
Legal and other charges[2]	10	13	7	17	19
(Benefit from) provision for income taxes relating to reconciling items[3]	(5)	(38)	2	(3)	(15)
Adjusted Net Income	166	49	142	308	60
Net income attributable to non-controlling interests	—	—	1	1	—
Interest expense, net	55	50	51	106	106
Depreciation and amortization	71	73	71	142	139
All remaining provision for income taxes[3]	69	15	20	90	10
Adjusted EBITDA	$361	$187	$285	$647	$315

[1]	Includes accounting, legal and bankers transaction fees incurred related to the Company’s strategic initiatives.
[2]	Includes litigation settlements, water treatment accruals related to PFOA, employee separation costs and lease termination charges.
[3]	Total of provision for (benefit from) income taxes reconciles to the amount reported in the Interim Consolidated Statements of Operations for the three and six months ended June 30, 2017 and 2016.

Adjusted Net Income diluted earnings per share is calculated using Adjusted Net Income divided by diluted weighted-average shares of common shares outstanding during each period, which includes unvested restricted shares.  The table below shows a reconciliation of the numerator and denominator for basic and diluted earnings per share and adjusted earnings per share calculations for the periods indicated:

	Three months ended			Six months ended
	June 30,		March 31,	June 30.
	2017	2016	2017	2017	2016
Numerator:
Net income (loss) attributable to Chemours	$161	$(18)	$150	$311	$33
Adjusted Net Income	$166	$49	$142	$308	$60
Denominator:
Weighted-average number of common shares outstanding - Basic	185,069,436	181,477,672	183,408,309	184,243,461	181,379,419
Dilutive effect of the company's employee compensation plans [1]	6,057,203	—	5,741,621	5,899,412	668,410
Weighted-average number of common shares outstanding - Diluted [1]	191,126,639	181,477,672	189,149,930	190,142,873	182,047,829

Earnings (loss) per share - basic	$0.87	$(0.10)	$0.82	$1.69	$0.18
Earnings (loss) per share - diluted[1]	$0.84	$(0.10)	$0.79	$1.64	$0.18
Adjusted earnings per share - basic	$0.90	$0.27	$0.77	$1.67	$0.33
Adjusted earnings per share - diluted[1]	$0.87	$0.27	$0.75	$1.62	$0.33

[1]

Diluted earnings (loss) per share is calculated using net income (loss) available to common shareholders divided by diluted weighted-average shares of common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings (loss) per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an antidilutive effect.

The Chemours Company

Reconciliations of Non-GAAP Information (Unaudited)

(Dollars in millions)

2017 Estimated GAAP Net Income to Estimated Adjusted EBITDA Tabular Reconciliation

Estimated Net Income [1]	$605 - 680
Provision for income taxes 1 2	195 - 220
Interest expense, net	~ 220
Depreciation and amortization	~ 280
Other reconciling items [1] [3]	~ (0)
Estimated Adjusted EBITDA [1]	$1,300 - 1,400
[1]

Our estimates reflect our current visibility and expectations of market factors, such as but not limited to, currency movements, TiO2 prices and end-market demand.  Actual results could differ materially from the current estimates due to market factors and unknown or uncertainty of other factors, such as, an estimate of non-operating pension benefit costs with respect to our foreign pension plans including settlements or curtailments, cost savings actions that may be taken in the future, the impact of currency movements on our results including exchange gains and losses and the related tax effects.

[2]	Provision for income tax is based on our current estimate of geographic mix of earnings and does not include potential tax effect of future discrete items.
[3]	Includes non-operating pension benefit income, exchange gains and losses, gain on sale of assets, restructuring and other charges recognized in the first half of 2017.

GAAP Cash Flow to Free Cash Flow Tabular Reconciliations

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016
Cash flow provided by operating activities	$183	$90	$41	$224	$126
Cash flow used for purchases of property, plant and equipment	(69)	(79)	(69)	(138)	(168)
Free cash flows [1]	$114	$11	$(28)	$86	$(42)

[1]

Cash flows from operating activities for the six months ended June 30, 2017 and 2016 include the DuPont prepayment of $190 million received in the first quarter of 2016, of which $0 million and $131 million remain outstanding as of June 30, 2017 and 2016, respectively.  Excluding the DuPont prepayment, free cash flows for the six months ended June 30, 2016 would have been negative $173 million.